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abowdidge@cotherix.com

FDA GRANTS EXPANDED LABEL FOR VENTAVIS

-First PAH Label to Address Combination Treatment-

South San Francisco, Calif., August 30, 2005. CoTherix, Inc. announced today that it has received approval from the U.S. Food and Drug Administration (FDA) to modify the Ventavis® (iloprost) Inhalation Solution label to include: 1) information from the Company's clinical study evaluating the safety of Ventavis used in combination with Actelion's Tracleer® (bosentan) for pulmonary arterial hypertension (PAH); and 2) the use of Respironics, Inc.'s portable, hand-held I-neb™ AAD® device for the delivery of Ventavis pending receipt of 510(k) regulatory clearance.

The changes to the label were based on the Company's two sNDA (supplemental New Drug Application) filings submitted in April 2005. The first included information from the Company's STEP Trial (acronym for: iloprost inhalation solution Safety and pilot efficacy Trial in combination with bosentan for Evaluation in Pulmonary arterial hypertension). The new label describes the safe use of Ventavis in combination with Tracleer, an oral endothelin receptor antagonist, for PAH. The second sNDA included results to allow information regarding the use of the I-neb device to be included in the Ventavis label.

"We are pleased that our label now addresses the use of Ventavis in combination with Tracleer. We believe this advances the current trend toward combination therapy in the management of PAH," said Thomas L. Feldman, President and Chief Business Officer of CoTherix, Inc. "We are especially delighted with the rapid execution of our clinical and regulatory strategy for the label modifications, with the approval coming only 14 months after initiating the STEP Trial and four months after submitting the sNDA's."

Feldman added, "Based on today's announcement, we expect to begin the initial roll out of the I-neb to patients by the end of the year."

Full data from the STEP Trial will be presented by Dr. Vallerie McLaughlin, M.D., Associate Professor of Medicine and Director of the Pulmonary Hypertension Program, University of Michigan, at the American College of Chest Physicians meeting in Montreal on October 31, 2005.

About the STEP Trial

The STEP Trial was a double-blind, placebo-controlled trial, in which PAH patients treated with Tracleer, an oral endothelin receptor antagonist, were randomized to receive either Ventavis (inhaled iloprost) or inhaled placebo in combination with Tracleer for 12 weeks. Fifteen U.S. clinical sites enrolled 65 patients into the intent-to-treat analysis population (32 Ventavis and 33 placebo). Baseline characteristics were well-balanced across the two arms. Compliance with scheduled doses was over 90% in each arm, with the majority of patients taking six inhalations per day.

About CoTherix, Inc.

CoTherix, Inc. is a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiopulmonary and other chronic diseases. CoTherix's Ventavis® (iloprost) Inhalation Solution was approved by the FDA in December 2004 for the treatment of pulmonary arterial hypertension, a highly debilitating and potentially fatal disease characterized by high blood pressure in the pulmonary arteries of the lungs, in patients with NYHA Class III or IV symptoms (World Health Organization Group I). Ventavis is an inhaled formulation of iloprost, a synthetic compound that is structurally similar to prostacyclins. CoTherix and the CoTherix logo are trademarks of CoTherix, Inc. Ventavis is a registered trademark of Schering AG, Germany. More information can be found at www.cotherix.com and www.4Ventavis.com.

Safety Information

In previous clinical studies of Ventavis monotherapy, common adverse reactions due to Ventavis included: vasodilation (flushing, 27%), cough (39%), headache (30%), flu syndrome (14%), nausea (13%), jaw pain (12%), hypotension (11%), insomnia (8%) and syncope (8%); other serious adverse events reported with the use of Ventavis included congestive heart failure, chest pain, supraventricular tachycardia, dyspnea, peripheral edema, and kidney failure. Safety trends in patients receiving the combination of bosentan and Ventavis were consistent with those described with Ventavis monotherapy. Vital signs should be monitored while initiating Ventavis. Dose adjustments or a change in therapy should be considered if exertional syncope occurs. Ventavis should not be initiated in patients with systolic blood pressure lower than 85 mm Hg. Stop Ventavis immediately if signs of pulmonary edema occur. Ventavis has not been evaluated in patients with chronic obstructive pulmonary disease (COPD), severe asthma, or with acute pulmonary infections.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including the potential safety and efficacy of combination therapy to treat PAH (such as the combined use of Ventavis and Tracleer); the current trend toward combination therapy in treating PAH; the anticipated clearance of the I-neb drug delivery device by the FDA and its expected availability and the date of its anticipated roll out; and the presentation of the STEP data.  All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. We cannot guarantee that any product, device or expanded indication will receive FDA or other regulatory approval or that we will seek any such approval. Our actual results and other events could differ materially from our expectations. Factors that could cause or contribute to such differences include, but are not limited to, factors discussed in the "Risk Factors and Other Uncertainties" section of our 10-Q filed on August 12, 2005.